Exhibit 99.1

MEDNAX Earns $1.19 Per Share for 2011 Fourth Quarter

2011 Net Income Increases by over 13% (non-GAAP)

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--February 2, 2012--MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, maternal-fetal, pediatric cardiology, other pediatric subspecialties and anesthesia physician services, today reported earnings per share of $1.19 for the three months ended December 31, 2011.

MEDNAX’s results from operations for the 2011 fourth quarter include revenue growth of 9.9 percent and operating income growth of 6.6 percent compared to the prior-year period.

During 2011, MEDNAX invested $161.4 million to complete 10 physician group practice acquisitions, including two anesthesia practices acquired during the 2011 fourth quarter, as well as to make contingent purchase price payments for previously completed acquisitions.

“We produced solid results from operations and had a productive year adding physician groups, despite the uncertainty around the current healthcare environment. This reflects a Company that continues its successful, methodical execution on a proven growth strategy that attracts physicians to our national group practice and delivers ongoing value and efficiencies,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We are successfully integrating these recently acquired practices into our Pediatrix Medical Group and American Anesthesiology national group practices, identifying ways to improve the operations of these practices, and bringing the clinical quality tools that allow physicians to focus on improving patient care.”

For the three months ended December 31, 2011, MEDNAX generated net patient service revenue of $404.9 million, up 9.9 percent from $368.5 million for the comparable prior-year period.

MEDNAX’s revenue growth was largely driven by contributions from acquisitions completed since October 2010, as well as same-unit growth.

Overall same-unit growth for the 2011 fourth quarter was 2.7 percent. Same-unit revenue growth from net reimbursement-related factors was 2.3 percent. This was principally due to continued modest improvements in reimbursements received from third-party commercial payors as a result of the Company’s ongoing contract renewal processes, and an increase in the administrative fees received from our hospital partners due to the expansion of our services as a result of internal growth initiatives. The percentage of services reimbursed under government programs remained essentially flat for the 2011 fourth quarter, when compared with the prior-year period. On a sequential basis, same-unit payor mix shifted favorably by 20 basis points toward a lower percentage of services reimbursed under government programs.

Same-unit revenue attributable to patient volume grew slightly by four tenths of one percent for the 2011 fourth quarter when compared to the prior-year period, driven by growth across anesthesiology, pediatric cardiology, maternal-fetal medicine and other pediatric physician services, partially offset by a decline in patient volume for the Company’s neonatal services. For the 2011 fourth quarter, same-unit neonatal intensive care unit (NICU) patient days decreased by 1.2 percent when compared to the prior-year period.

Operating income for the 2011 fourth quarter was $91.5 million, up 6.6 percent from $85.9 million for the prior-year period. General and administrative expenses were 10.6 percent of revenue for the 2011 fourth quarter, an improvement of 14 basis points from 10.7 percent, for the comparable 2010 period.

Operating margin decreased to 22.6 percent for the 2011 fourth quarter, from 23.3 percent for the prior-year period, due to the mix of practices acquired since October 2010.

MEDNAX generated net income of $58.4 million for the 2011 fourth quarter, or $1.19 per share based on a weighted average 49.1 million shares outstanding. This compares with net income of $53.8 million, or $1.12 per share for the 2010 fourth quarter, based on a weighted average 48 million shares outstanding.

MEDNAX believes that comparisons of its net income and earnings per share for the twelve months ended December 31, 2011, to the 2010 period are more meaningful if the full year 2010 GAAP net income and earnings per share are presented on a non-GAAP basis by increasing the income tax provision (and decreasing net income) by $10.9 million, to exclude the impact in 2010 from the favorable resolution of certain tax matters. For the 12 months ended December 31, 2011, MEDNAX reported revenue of $1.6 billion, up 13.3 percent from $1.4 billion for the comparable prior-year period. Operating income for 2011 was $355.4 million, up 13.6 percent, from $312.9 million for the prior year.

MEDNAX’s net income for 2011 was $218.0 million, or $4.47 per share based on a weighted average 48.8 million shares outstanding. This compares to 2010 when MEDNAX earned non-GAAP net income of $191.8 million, or $4.03 per share based on a weighted average 47.6 million shares outstanding. GAAP net income was $202.7 million, or $4.26 per share for the full year 2010.

At December 31, 2011, MEDNAX had cash and cash equivalents of $18.6 million and net accounts receivable were $230.4 million. The Company had $29.0 million outstanding on its $500 million revolving credit facility at December 31, 2011.

For 2011, MEDNAX generated cash flow from operations of $271.0 million, which included cash flow from operations of $90.1 million for the 2011 fourth quarter.

2012 First Quarter Outlook

For the 2012 first quarter, MEDNAX expects earnings will be in a range of $0.96 to $1.02 per share. This outlook assumes that total same-unit revenue for the three months ended March 31, 2012 will grow by 2.5 percent to 4.5 percent from the prior-year period. This same-unit growth forecast is expected to be evenly divided between patient volume growth across all MEDNAX physician specialties and net reimbursement growth, including improvements from commercial contract rates as well as variability in the mix of services reimbursed under commercial and government payor programs.

MEDNAX expects to invest approximately $300 million to complete practice acquisitions across all MEDNAX physician specialties throughout all of 2012, one-third of which we expect to invest in the Pediatrix Medical Group division, and the remainder in our American Anesthesiology division.

MEDNAX’s results from operations for the 2012 first quarter, when compared on a sequential basis to the 2011 fourth quarter, will be affected by annual seasonality. The Company will incur higher expenses associated with Social Security payroll taxes that are higher at the beginning of every year, as compared to the fourth quarter of each year. This recurring expense item impacts MEDNAX’s operating income, net income and earnings per share for the first quarter of each year, relative to other quarters throughout the year.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., Eastern Time today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight Eastern Time February 16, 2012 by dialing 1.800.475.6701, access code 232550. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 300 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 900 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,800 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC. Consolidated Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		12 Months Ended December 31,
	2011	2010	2011	2010

Net patient service revenue	$404,898	$368,480	$1,588,248	$1,401,559
Operating expenses:
Practice salaries and benefits	244,523	220,872	970,396	854,920
Practice supplies and other operating expenses	18,754	16,374	66,815	57,511
General and administrative expenses	42,846	39,505	170,356	154,267
Depreciation and amortization	7,266	5,843	25,292	21,950
Total operating expenses	313,389	282,594	1,252,859	1,088,648
Income from operations	91,509	85,886	355,389	312,911
Investment income	504	327	1,495	1,434
Interest expense	(684)	(884)	(3,639)	(3,193)
Income before income taxes	91,329	85,329	353,245	311,152
Income tax provision	32,970	31,529	135,248	108,461
Net income	$58,359	$53,800	$217,997	$202,691

Net income per common and common equivalent share (diluted)	$1.19	$1.12	$4.47	$4.26
Weighted average shares used in computing net income per common and common equivalent share (diluted)	49,132	47,998	48,796	47,570

Balance Sheet Highlights (in thousands)
(Unaudited)

	As of	As of
	December 31, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$18,596	$26,251
Short-term investments	4,139	17,381
Accounts receivable, net	230,388	181,395
Other current assets	84,150	70,982
Goodwill, other assets, property and equipment	1,935,375	1,741,637
Total assets	$2,272,648	$2,037,646

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$234,535	$207,937
Total debt	29,470	146,681
Other liabilities	277,627	235,574
Total liabilities	541,632	590,192
Shareholders' equity	1,731,016	1,447,454
Total liabilities and shareholders' equity	$2,272,648	$2,037,646

Other Operating Data

	12 Months Ended December 31,
	2011	2010
Number of:
Births	745,929	736,191
NICU Admissions	97,101	93,310
NICU Patient days	1,754,401	1,710,904

Reconciliation of Non-GAAP Information

This press release contains non-GAAP information for the 12 months ended December 31, 2010, related to the income tax provision, net income and diluted earnings per share. MEDNAX believes that this non-GAAP information is useful to management and investors reviewing financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information investors are provided with a meaningful understanding of MEDNAX’s ongoing operating and financial performance. This information is not intended to be considered in isolation, or as a substitute of GAAP financial information. The following tables reconcile the GAAP income tax provision, net income and diluted earnings per share to the corresponding non-GAAP amounts provided in this press release:

	12 Months Ended December 31, 2010
	GAAP	Adjustments		Non-GAAP
	(in thousands, except for per share data)

Income before income taxes	$311,152	$	─	$311,152
Income tax provision	108,461		10,926	119,387

Net income	$202,691		$(10,926)	$191,765

Net income per common and common equivalent share data (diluted)	$4.26		$(0.23)	$4.03

Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,570			47,570

CONTACT:
MEDNAX, Inc.
David T. Parker, 954-384-0175, x-5300
Vice President, Investor Relations & Corporate Communications
david_parker@mednax.com